Exhibit (a)(5)(B)
Star Mountain Lower Middle-Market Capital Corp.
140 E. 45th Street, 37th Floor
New York, New York 10017
(646) 787-0300
[•], 2022
[Stockholder Name]
Re:	Star Mountain Lower Middle-Market Capital Corp.
Tender Confirmation
Dear Stockholder:
Star Mountain Lower Middle-Market Capital Corp. (the “Company”) confirms below the final details of your tender of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), on the terms and conditions set out in the Company’s Offer to Purchase (the “Offer to Purchase”).
Star Mountain Lower Middle-Market Capital Corp. Investment Account No.	XXX-XX[•]
Offer to Purchase Dated	August 19, 2022
Tender Valuation Date	September 30, 2022
Accepted Tender Shares	[•]
NAV as of Tender Valuation Date	$ [•]
Accepted Tender Amount	$[•]
Within sixty (60) days following the Tender Valuation Date, the Accepted Tender Amount will be paid, and a trade confirmation issued.
Please refer to the Offer to Purchase for additional important information. If you have any questions regarding this confirmation, please contact the Company.
Sincerely,
Star Mountain Fund Management LLC
The Advisor